Exhibit 10.3

Comfort Systems USA, Inc. 2012 Equity Incentive Plan

Non-Qualified Stock Option Notice

NAME	Grant Date:	[●]
STREET	Shares Granted:	[●]
CITY	Option Price per Shares:	$[●]
	Last Date to Exercise:	[●]

We are pleased to inform you that you have been granted an option to purchase the number of shares of Common Stock of Comfort Systems USA, Inc. (the “Company”) set forth opposite “Shares Granted” above (such option, the “Option”).  The grant of this Option has been made under the Company’s 2012 Equity Incentive Plan (as it may be amended from time to time, the “Plan”), which together with the terms contained in this Notice, sets forth the terms and conditions of your grant and is incorporated herein by reference.  If this is your first grant of an award under the Plan, a copy of the Plan and of the Prospectus is enclosed.  Please review these documents carefully.

Vesting:

Subject to the terms of the Plan, the Option vests according to the following schedule:

Vesting Date	Shares Vesting
[●]	[●]
[●]	[●]
[●]	[●]

Exercise:

Subject to the terms of the Plan, you may exercise this Option, in whole or in part, to purchase a whole number of vested shares of Common Stock at any time, by following the exercise procedures adopted by the Company.  All exercises must take place before the Last Date to Exercise, or such earlier date as is set out in the Plan following your death, disability or other termination of your employment with the Company.  The number of shares of Common Stock you may purchase as of any date cannot exceed the total number of shares of Common Stock vested under this Option as of that date, less any shares you have previously acquired by exercising this Option.

Employment Requirements:

In the event of termination of your employment with the Company, except in the event of retirement as described below, for any reason and under any circumstances, all further vesting of shares under this Option will terminate as of the date of termination of your employment, and all then unvested shares will be canceled and forfeited as of such date without any consideration due to you.  As set out in the Plan, you will have 3 months after your employment terminates to exercise your vested options, and in the event of your death or total disability you or your estate will have a period of one year to exercise any vested options.  Notwithstanding the foregoing, if you retire from the Company at a time when the sum of your age, in whole years, and your years of service with the Company (as determined in a manner consistent with the method used for purposes of determining vesting under the Comfort Systems USA, Inc. 401(k) Plan) is at least 75, you shall be deemed to satisfy the continuous employment condition as required above on each vesting date following retirement and the portion of this Option that vests on an any such post-retirement vesting date shall remain exercisable for a period of 3 months following the applicable vesting date.  The Plan sets out the terms and conditions that govern this Option in the event of your termination of employment, death or disability.

Taxes and Withholding:

This Option is not intended to be an Incentive Stock Option, as defined under Section 422(b) of the Internal Revenue Code.  Any exercise of this Option is normally a taxable event, and if the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from the grant of this Option, the Company shall have the right to require such payments from you, or to withhold such amounts from other payments due to you from the Company.

Other:

This Option is subject to the Plan. Capitalized terms used but not defined herein shall have the meaning set forth in the Plan. In the event of a conflict between the terms of this Notice and the Plan, the Plan shall govern.